Exhibit 5.1

Hogan Lovells US LLP Harbor East 100 International Drive Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

March 17, 2021

Board of Directors

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway

Suite 1100

Dallas, TX 75254

Common Stock

Ladies and Gentlemen:

We are acting as counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with its filing of a registration statement on Form S-11  (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the resale from time to time by the selling stockholders identified in the Registration Statement of (i) 162,655 shares of Common Stock, par value $0.01 per share of the Company (the “Commitment Shares”), currently held by Lincoln Park Capital Fund, LLC and (ii) up to 20,498,225 shares of Common Stock, par value $0.01 per share of the Company (the “Additional Shares,” and, collectively with the Commitment Shares, the “Common Shares”) that may be issued, from time to time, pursuant to the Purchase Agreement dated as of March 12, 2021 among the Company, Ashford Hospitality Limited Partnership, and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. Capitalized not otherwise defined herein shall have the meanings provided in the Registration Statement

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Commitment Shares and the Additional Shares will not be issued in violation of the ownership limit contained in the Company’s charter.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended and as currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1)	The Commitment Shares have been validly issued and are fully paid and nonassessable.

(2)	Following (i) issuance and delivery of the Additional Shares in the manner contemplated by the Purchase Agreement, and (ii) receipt by the Company of the consideration for the Additional Shares specified in the Purchase Agreement and the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Additional Shares will be validly issued, fully paid and nonassessable.

Board of Directors

March 17, 2021

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP